Exhibit 99.1

801 E. 86th Avenue
Merrillville, IN 46410

FOR IMMEDIATE RELEASE
January 30, 2007

FOR ADDITIONAL INFORMATION
Media	Investors
Kris Falzone	Randy Hulen
Vice President, Corporate Communications	Director, Investor Relations
(219) 647-5581	(219) 647-5688
klfalzone@nisource.com	rghulen@nisource.com

Jennifer Moench
Corporate Affairs Manager
(219) 647-6209
jmoench@nisource.com
NiSource reports improved 2006 performance
Strategic review process continues in early 2007
MERRILLVILLE, Ind. — NiSource Inc. (NYSE: NI) today announced higher net operating earnings (non-GAAP) of $388.5 million, or $1.43 per share, for the 12 months ended Dec. 31, 2006, compared with $375.9 million, or $1.38 per share, for 2005 (all per-share amounts are basic).
Operating earnings (non-GAAP) were $1,002.0 million for 2006, essentially flat with $1,003.3 million during 2005. Schedules 1 and 2 of this news release contain a reconciliation of net operating earnings and operating earnings to GAAP.
Primary drivers of the improvement in net operating earnings were: strong results in the electric business; optimization of transportation and storage services in the NiSource gas transmission and storage business; and an approximately $33 million decrease in interest expense due to the refinancing of $2.4 billion in long-term debt during 2005 at lower rates. These improvements were partially offset by reduced residential natural gas usage and increased customer attrition in the gas distribution business, increased losses at the Whiting Clean Energy unit, and higher operation and maintenance expenses.
“Overall, our core operating companies delivered solid performance during 2006,” said NiSource President and Chief Executive Officer Robert C. Skaggs, Jr. “While our gas distribution business continued to be challenged by the dynamics of customer usage and attrition, we have begun to address these issues through the regulatory process in our various markets, and we made and continue to make significant progress on our efforts to expand and optimize our extensive natural gas transmission and storage system. In addition, our electric business continued to grow in terms of number of customers, volumes and operating earnings.”
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NiSource reports improved 2006 performance

Significant accomplishments during 2006
The company continues to make progress on its four-point plan for long-term, sustainable growth, Skaggs noted. The balanced plan centers on NiSource’s portfolio of regulated assets and includes: commercial growth and expansion of the gas transmission and storage business; commercial and regulatory initiatives; management of the balance sheet; and process and expense management. Specific milestones achieved during 2006 included:
•	NiSource unit Whiting Clean Energy (WCE) and BP signed a definitive agreement redefining terms under which WCE will provide steam to BP for its oil refining process. The terms should improve the financial performance of WCE beginning in 2007, and will enable the WCE plant to operate more competitively going forward. Additionally, by the end of 2009, BP intends to develop alternative solutions to meet the refinery’s steam needs, which will position WCE to operate as a competitive merchant power plant.

•	NiSource subsidiary Columbia Gas of Virginia (CGV) reached a comprehensive settlement agreement with its commercial and regulatory stakeholders on an innovative performance-based regulation plan. The agreement, which has been approved by the Virginia State Corporation Commission and became effective Jan. 1, 2007, provides rate stability and new service options for customers, increased financial certainty for CGV, and supports CGV’s plans to make infrastructure investments to meet Virginia’s growth needs.

•	Northern Indiana Public Service Company (NIPSCO) has made a filing with the Indiana Utility Regulatory Commission (IURC) to address reduced usage by natural gas customers. The company anticipates that an order on the filing could be issued by the IURC during the second quarter of 2007. NIPSCO’s proposal, called Rate Simplification, would provide funding for weatherization and other customer programs while also providing relief to the company for reduced customer usage.

•	The Federal Energy Regulatory Commission (FERC) granted approval to Millennium Pipeline Company, LLC, to construct its proposed 182-mile system. Millennium filed its acceptance of the certificate on Jan. 19, 2007. These developments keep Millennium on track to begin construction during 2007 and commence service in November 2008. NiSource’s Columbia Gas Transmission is 47.5 percent owner of Millennium, with units of KeySpan and DTE Energy as the other partners.

•	Columbia Gas Transmission made significant progress on a number of other projects to expand its transmission and storage infrastructure, as explained further in the segment discussion below.

•	During 2006, Standard & Poor’s, Moody’s Investors Service and Fitch Ratings all reaffirmed NiSource’s investment grade credit ratings with a stable outlook.
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NiSource reports improved 2006 performance

Financial and strategic review continues
“While our four-point plan continues to gain traction as we execute on these multiple fronts, NiSource’s senior management and Board of Directors remain intently focused on completing the strategic and financial review process initiated during 2006 to unlock the underlying value of the company’s asset base and position it for the future,” Skaggs said. “As I indicated when we released third-quarter earnings in November of last year, we expect to be in a position to communicate the results of our process and NiSource’s path forward early this year. We remain committed to sharing information with investors and all other stakeholders in a transparent and timely fashion when decisions are made.
“NiSource does not intend to issue 2007 earnings guidance at this time,” Skaggs said. “Once we are in a position to share the outcome of our review process, I would anticipate providing additional information concerning our going-forward plan and outlook for the future.”
Overview of 2006 operating earnings (non-GAAP) performance by business segment
Gas Distribution Operations
NiSource’s Gas Distribution Operations segment reported operating earnings of $373.8 million, down from $394.2 million in 2005. The $20.4 million decline was primarily due to reductions in residential customer usage.
“Residential gas usage among NiSource’s distribution customers declined by about 4 percent during 2006, compared with 0.5 percent to 1 percent annual usage declines experienced historically,” Skaggs said. “We believe the usage decline experienced during 2006 was in response to higher market prices for natural gas, particularly in the aftermath of the 2005 hurricane season. As prices decreased during the latter part of 2006, we did see some moderation in the levels of usage erosion. For 2007, we are projecting usage declines of 2 percent to 3 percent.”
On the issue of customer attrition, Skaggs noted that the return of customers to the NiSource gas distribution systems during the fall light-up season was relatively encouraging. “Our data indicates that residential customer attrition for 2006 was approximately 0.8 percent. While this is somewhat above the historic levels of about 0.5 percent, it is well below the more elevated levels that were indicated earlier in the year,” he said. “Again, we believe moderating gas prices played a meaningful role in terms of the return of customers to our gas distribution systems.” Skaggs noted that the company will continue to closely monitor this issue over the coming months.
“We have stepped up our efforts to pursue regulatory initiatives that will address customer conservation,” Skaggs added. “In addition, we are participating in an American Gas Association study that is designed to look at the root causes of this issue across our industry and address potential solutions. The study is expected to be completed within the next several months, and we look forward to reviewing its conclusions and recommendations.”
NiSource’s Columbia Gas of Pennsylvania unit also is participating in a working group formed by that state’s Public Utility Commission to address issues relating to residential customer demand, including potential changes in rate design. Likewise, Indiana regulators recently have begun a similar process that could lead to a generic approach to rate design and customer conservation in the state. NIPSCO will be an active participant in the process.
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NiSource reports improved 2006 performance

On a positive note, Skaggs said, the Gas Distribution segment’s energy supply team capitalized on short-term market opportunities throughout the year, using the NiSource distribution business’s extensive supply and storage portfolio to increase revenues that are shared with customers under various regulatory mechanisms.
Gas Transmission and Storage Operations
Operating earnings for the Gas Transmission and Storage Operations segment were $357.6 million, up from $349.6 million during 2005. Net revenues increased by $48.9 million, primarily due to increased demand services and sales of shorter-term transportation and storage services. Operating expenses increased by $41.4 million mainly due to higher legal reserves, pipeline integrity expenses, property insurance premiums, and employee and administrative costs as the segment continues to build its commercial resources.
“Our commercial team did an outstanding job of optimizing our market-leading storage and pipeline platform,” Skaggs said. During 2006, the Gas Transmission and Storage team signed new agreements that resulted in more than $45 million in new revenue.
At the same time, the transmission business continues to make progress on significant asset expansion projects. As previously mentioned, Millennium Pipeline received FERC approval to begin construction and is on track to begin service in November 2008. Construction began during 2006 on the Hardy Storage project, a joint venture between Columbia Gas Transmission and a subsidiary of Piedmont Natural Gas Company. Service is on schedule to begin in April 2007.
Columbia Gas Transmission will file a certificate application with FERC during the first half of 2007 for its fully subscribed Eastern Market Expansion project. This project is underpinned by binding precedent agreements with four anchor customers. Service is on target to begin during the second quarter of 2009. In addition to these relatively advanced projects, NiSource’s Gas Transmission and Storage unit has a significant number of projects at various stages of the development cycle. They include projects driven by continuing core demand growth in mid-Atlantic and East Coast markets, as well as projects designed to capitalize on opportunities created by changing supply patterns across the country.
Electric Operations
NiSource’s electric business reported operating earnings of $314.1 million for 2006, compared with $292.1 million during 2005. The increase was due to lower unrecoverable costs associated with the Midwest Independent System Operator (MISO), timing of revenue credits, increased industrial volumes and customer growth. These increases were partially offset by higher electric generation and maintenance expenses.
“Our northern Indiana electric business had a very strong year,” Skaggs stated. “Steady residential and commercial growth, and continued strength in industrial sales volumes helped drive this solid performance. Sales volumes to NIPSCO’s largest electric customers were up 4.1 percent in 2006, compared with year-end 2005 levels.”
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NiSource reports improved 2006 performance

Other Operations
The Other Operations segment reported an operating earnings loss of $24.3 million, compared with an operating earnings loss of $13.3 million during 2005, due mainly to increased losses at WCE. Going forward, WCE’s operating results are expected to improve under the revised agreement with BP discussed above. Reflecting this improvement, Skaggs said he expects the Other Operations segment to approach operating earnings neutrality in 2007.
Income from Continuing Operations (GAAP)
On a GAAP basis, NiSource reported income from continuing operations for the 12 months ended Dec. 31, 2006, of $313.5 million, or $1.15 per share, compared with $284.1 million, or $1.05 per share, in 2005. Operating income was $880.0 million during 2006, compared with $952.6 million in 2005. In addition to the impacts already discussed, unfavorable weather impacted 2006 operating income by approximately $83 million as NiSource’s gas markets experienced 12 percent warmer than normal weather over the 12-month period, and the northern Indiana electric market had an 11 percent cooler than normal summer cooling season.
In addition, 2006 GAAP results were impacted by two charges recorded during the fourth quarter. NiSource accrued a $17 million liability in conjunction with the BP contract revision discussed above, and a $13 million charge reflecting its share of the write-off of certain Millennium Pipeline capitalized costs no longer recoverable under the current project plan approved by FERC.
Loss from Discontinued Operations (GAAP)
NiSource adjusted its accrual for litigation related to a West Virginia class action lawsuit. As previously reported, NiSource and its co-defendant intend to aggressively appeal any adverse judgment in the case involving Columbia Natural Resources, a former NiSource subsidiary. Consistent with the company’s position that it at all times has acted in good faith, no accrual has been made for punitive damages.
Definition of non-GAAP measures
NiSource focuses on net operating earnings and operating earnings, which are both non-GAAP measures, because management believes these measures better represent the fundamental earnings strength and performance of the company. NiSource uses these measures internally for budgeting, for reporting to the board of directors, and for purposes of determining the payout under NiSource’s annual incentive compensation plan for its employees.
Net operating earnings are a non-GAAP financial measure that NiSource defines as income from continuing operations determined in accordance with Generally Accepted Accounting Principles (GAAP) adjusted for certain items. Operating earnings are operating income determined in accordance with GAAP adjusted for certain items. Adjustments reflected in these measures are primarily weather, restructuring and transition costs related to the outsourcing contract with IBM, gains and losses on the sale or impairment of assets, certain reserve adjustments and other items. See Schedule 1 and Schedule 2 of this news release for the reconciliations of net operating earnings and operating earnings, respectively, to GAAP.
Conference call to be held this morning (Jan. 30)
NiSource will host an analyst conference call at 9 a.m. EST on Tuesday, Jan. 30, 2007, to further discuss the company’s year-end and fourth-quarter 2006 results. All interested parties may hear the conference call live by logging on to the NiSource Web site at www.nisource.com.
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NiSource reports improved 2006 performance

Twelve-Month Period 2006 Operating Earnings — Segment Results (non-GAAP)
NiSource’s consolidated operating earnings (non-GAAP) for the 12 months ended Dec. 31, 2006 were $1,002.0 million, compared to $1,003.3 million for 2005. Refer to Schedule 2 for the items included in 2006 and 2005 GAAP operating income but excluded from operating earnings.
Operating earnings for NiSource’s business segments for the 12 months ended Dec. 31, 2006 are discussed below.
Gas Distribution Operations reported operating earnings of $373.8 million versus operating earnings of $394.2 million in 2005. The decrease in operating earnings was due primarily to declines in residential customer usage, higher employee and administrative expenses, and higher depreciation charges. These impacts were partially offset by increased revenues that are shared with customers under various regulatory mechanisms, a change in a restructuring reserve balance for leased office space, lower uncollectible accounts and customer growth.
Comparability of Gas Distribution Operations line item operating results is impacted by regulatory trackers that allow for the recovery in rates of certain costs such as bad debt expenses. Increases in the expenses that are the subject of trackers result in a corresponding increase in net revenues and therefore have essentially no impact on total operating earnings results. Approximately
$50.5 million of the increase in operation and maintenance expenses were subject to such trackers and were therefore primarily offset by a corresponding increase to net revenues reflecting recovery of certain costs.
Gas Transmission and Storage Operations reported operating earnings of $357.6 million versus operating earnings of $349.6 million during 2005. The increase resulted from $48.9 million of higher net revenues primarily due to increased subscriptions for demand services and sales of shorter-term transportation and storage services. Seasonal price fluctuations in the national energy market created opportunities for customers to utilize existing short-term tariff services. Operating expenses increased by $41.4 million mainly due to higher legal reserves, employee and administrative costs, pipeline integrity expenses, and property insurance premiums. The increased property insurance costs were attributable to increases in premiums for offshore and onshore facilities located in or near the Gulf of Mexico. Such increases were driven by the losses experienced by the insurance industry over the past few years, resulting from hurricanes such as Ivan, Katrina and Rita.
Electric Operations reported operating earnings of $314.1 million versus operating earnings of $292.1 million during last year. This $22.0 million increase in operating earnings was due to lower unrecoverable MISO costs, timing of revenue credits, increased industrial volumes, and customer growth. The lower unrecoverable MISO costs resulted mainly from the IURC’s second quarter ruling on the recoverability of certain MISO costs as well as the deferral of certain costs for future recovery which began on Aug. 1, 2006. These increases were partially offset by higher electric generation and maintenance expenses.
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NiSource reports improved 2006 performance

Other Operations reported an operating earnings loss of $24.3 million compared to an operating earnings loss of $13.3 million last year mainly due to increased losses at the Whiting Clean Energy facility offset by lower uncollectible accounts and higher gas marketing margins.
Corporate reported an operating earnings loss of $19.2 million essentially flat with an operating earnings loss of $19.3 million during 2005. Higher consulting and outside service costs were offset by lower employee and administrative expenses.
Other Items
Interest expense decreased by $32.7 million due to the refinancing of $2.4 billion in long-term debt during 2005 at lower rates. Other, net expense of $6.5 million compares to other, net income of $14.0 million last year due primarily to lower interest income and higher costs related to the sale of accounts receivable. Higher fees, due to higher interest rates, and increased levels of accounts receivable balances resulted in the higher costs.
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NiSource reports improved 2006 performance

Fourth-Quarter 2006 Operating Earnings — Segment Results (non-GAAP)
NiSource’s consolidated fourth-quarter 2006 operating earnings (non-GAAP) were $287.6 million, compared to $294.3 million for the same period in 2005. Refer to Schedule 2 for the items included in 2006 and 2005 GAAP operating income but excluded from operating earnings.
Operating earnings for NiSource’s business segments for the quarter ended Dec. 31, 2006 are discussed below.
Gas Distribution Operations reported operating earnings of $142.4 million compared to operating earnings of $146.6 million during the comparable quarter of 2005. The decrease in operating earnings was due primarily to declines in residential customer usage and higher employee and administrative expenses partially offset by lower uncollectible accounts, increased commercial and industrial volumes and customer growth.
Gas Transmission and Storage Operations reported operating earnings of $96.4 million compared with operating earnings of $97.3 million in the fourth quarter of 2005. Increased net revenues of $19.6 million were more than offset by higher operating expenses of $20.3 million. The higher net revenues were due primarily to sales of shorter-term transportation and storage services. Seasonal price fluctuations in the national energy market continued to create opportunities for customers to utilize existing short-term tariff services. The operating expense increase was mainly due to higher legal reserves, pipeline integrity expenses, property insurance premiums, and employee and administrative expenses.
Electric Operations reported operating earnings of $63.0 million versus operating earnings of $57.5 million from the comparable period last year. Increased net revenues of $10.9 million were due primarily to lower unrecoverable MISO costs included in costs of sales and higher demand revenues and customer growth. The increase in operating expenses of $5.4 million resulted from higher employee and administrative expenses.
Other Operations reported an operating earnings loss of $9.4 million in the fourth quarter of 2006, versus operating earnings of $0.9 million in the fourth quarter of 2005. The $10.3 million decrease in operating earnings primarily resulted from increased losses at the Whiting Clean Energy facility.
Corporate reported an operating earnings loss of $4.8 million in the fourth quarter of 2006, versus an operating earnings loss of $8.0 million in the fourth quarter of 2005. The decreased loss was due to lower operation and maintenance expenses and non-utility taxes.
Other Items
Interest expense decreased by $5.7 million due to the refinancing of $2.4 billion in long-term debt during 2005 at lower rates. Other, net income of $0.4 million compares to other, net income of $7.6 million in the fourth quarter of 2005 due primarily to lower interest income and higher fees due to increased interest costs related to the sale of accounts receivable.
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NiSource reports improved 2006 performance

About NiSource
NiSource Inc. (NYSE: NI), based in Merrillville, Ind., is a Fortune 500 company engaged in natural gas transmission, storage and distribution, as well as electric generation, transmission and distribution. NiSource operating companies deliver energy to 3.8 million customers located within the high-demand energy corridor stretching from the Gulf Coast through the Midwest to New England. Information about NiSource and its subsidiaries is available via the Internet at www.nisource.com. NI-F
Forward-Looking Statements
This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Those statements include statements regarding the intent, belief or current expectations of NiSource and its management. Although NiSource believes that its expectations are based on reasonable assumptions, it can give no assurance that its goals will be achieved. Readers are cautioned that the forward-looking statements in this presentation are not guarantees of future performance and involve a number of risks and uncertainties, and that actual results could differ materially from those indicated by such forward-looking statements. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, but are not limited to, the following: weather; fluctuations in supply and demand for energy commodities; growth opportunities for NiSource’s businesses; increased competition in deregulated energy markets; the success of regulatory and commercial initiatives; dealings with third parties over whom NiSource has no control; the effectiveness of NiSource’s outsourcing initiative; actual operating experience of NiSource assets; the regulatory process; regulatory and legislative changes; changes in general economic, capital and commodity market conditions; and counter-party credit risk.
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NiSource Inc.
Consolidated Net Operating Earnings (Non-GAAP)

	Three Months		Twelve Months
	Ended December 31,		Ended December 31,
(in millions, except per share amounts)	2006	2005	2006	2005

Net Revenues
Gas Distribution	$1,213.4	$1,711.4	$4,262.3	$4,569.9
Gas Transportation and Storage	289.4	279.0	1,033.2	991.1
Electric	306.4	301.3	1,301.0	1,238.8
Other	253.1	381.1	968.3	1,046.8

Gross Revenues	2,062.3	2,672.8	7,564.8	7,846.6
Cost of Sales (excluding depreciation and amortization)	1,178.4	1,820.3	4,365.4	4,749.2

Total Net Revenues	883.9	852.5	3,199.4	3,097.4

Operating Expenses
Operation and maintenance	381.5	334.6	1,359.4	1,240.7
Depreciation and amortization	137.9	137.5	549.2	544.2
Other taxes	76.8	86.2	289.5	309.4

Total Operating Expenses	596.2	558.3	2,198.1	2,094.3

Equity Earnings (Loss) in Unconsolidated Affiliates	(0.1)	0.1	0.7	0.2

Operating Earnings	287.6	294.3	1,002.0	1,003.3

Other Income (Deductions)
Interest expense, net	(102.5)	(108.2)	(387.4)	(420.1)
Dividend requirements on preferred stock of subsidiaries	—	(1.0)	(1.1)	(4.2)
Other, net	0.4	7.6	(6.5)	14.0

Total Other Income (Deductions)	(102.1)	(101.6)	(395.0)	(410.3)

Operating Earnings From Continuing Operations Before Income Taxes	185.5	192.7	607.0	593.0
Income Taxes	68.6	69.4	218.5	217.1

Net Operating Earnings from Continuing Operations	116.9	123.3	388.5	375.9

GAAP Adjustment	(24.5)	(50.4)	(75.0)	(91.8)

GAAP Income from Continuing Operations	$92.4	$72.9	$313.5	$284.1

Basic Net Operating Earnings Per Share from Continuing Operations	0.43	0.45	1.43	1.38

GAAP Basic Earnings Per Share from Continuing Operations	0.34	0.27	1.15	1.05

Basic Average Common Shares Outstanding (millions)	272.9	271.9	272.6	271.3

NiSource Inc.
Segment Operating Earnings (Non-GAAP)

	Three Months		Twelve Months
Gas Distribution Operations	Ended December 31,		Ended December 31,
(in millions)	2006	2005	2006	2005

Net Revenues
Sales Revenues	$1,369.3	$1,886.7	$4,771.6	$5,091.5
Less: Cost of gas sold	923.7	1,450.2	3,277.0	3,617.1

Net Revenues	445.6	436.5	1,494.6	1,474.4

Operating Expenses
Operation and maintenance	197.4	175.7	720.8	671.6
Depreciation and amortization	58.1	56.8	231.4	224.6
Other taxes	47.7	57.4	168.6	184.0

Total Operating Expenses	303.2	289.9	1,120.8	1,080.2

Operating Earnings	$142.4	$146.6	$373.8	$394.2

GAAP Adjustment	(20.8)	10.6	(83.8)	(26.0)

GAAP Operating Income	$121.6	$157.2	$290.0	$368.2

	Three Months		Twelve Months
Gas Transmission and Storage Operations	Ended December 31,		Ended December 31,
(in millions)	2006	2005	2006	2005

Net Revenues
Transportation revenues	$190.0	$176.5	$681.6	$637.7
Storage revenues	44.4	44.3	176.8	177.9
Other revenues	1.3	1.2	6.1	10.6

Total Revenues	235.7	222.0	864.5	826.2
Less: Cost of gas sold	0.4	6.3	14.0	24.6

Net Revenues	235.3	215.7	850.5	801.6

Operating Expenses
Operation and maintenance	96.1	76.7	324.1	283.0
Depreciation and amortization	29.2	28.8	114.9	114.1
Other taxes	13.5	13.0	54.6	55.1

Total Operating Expenses	138.8	118.5	493.6	452.2

Equity Earnings (Loss) in Unconsolidated Affiliates	(0.1)	0.1	0.7	0.2

Operating Earnings	$96.4	$97.3	$357.6	$349.6

GAAP Adjustment	(13.8)	(1.4)	(16.8)	(5.2)

GAAP Operating Income	$82.6	$95.9	$340.8	$344.4

NiSource Inc.
Segment Operating Earnings (Non-GAAP) (continued)

	Three Months		Twelve Months
Electric Operations	Ended December 31,		Ended December 31,
(in millions)	2006	2005	2006	2005

Net Revenues
Sales revenues	$307.5	$308.8	$1,305.6	$1,237.8
Less: Cost of sales	109.3	121.5	481.4	452.5

Net Revenues	198.2	187.3	824.2	785.3

Operating Expenses
Operation and maintenance	73.2	69.0	264.8	251.8
Depreciation and amortization	47.0	47.3	187.3	185.9
Other taxes	15.0	13.5	58.0	55.5

Total Operating Expenses	135.2	129.8	510.1	493.2

Operating Earnings	$63.0	$57.5	$314.1	$292.1

GAAP Adjustment	7.7	(1.0)	(3.7)	1.2

GAAP Operating Income	$70.7	$56.5	$310.4	$293.3

	Three Months		Twelve Months
Other Operations	Ended December 31,		Ended December 31,
(in millions)	2006	2005	2006	2005

Net Revenues
Products and services revenue	$235.9	$378.3	$929.9	$1,031.8
Less: Cost of products purchased	229.3	363.9	893.7	989.7

Net Revenues	6.6	14.4	36.2	42.1

Operating Expenses
Operation and maintenance	12.1	9.4	46.4	37.9
Depreciation and amortization	2.4	2.6	9.8	10.5
Other taxes	1.5	1.5	4.3	7.0

Total Operating Expenses	16.0	13.5	60.5	55.4

Operating Earnings (Loss)	$(9.4)	$0.9	$(24.3)	$(13.3)

GAAP Adjustment	(17.0)	1.2	(15.9)	1.0

GAAP Operating Income (Loss)	$(26.4)	$2.1	$(40.2)	$(12.3)

	Three Months		Twelve Months
Corporate	Ended December 31,		Ended December 31,
(in millions)	2006	2005	2006	2005

Operating Earnings Loss	$(4.8)	$(8.0)	$(19.2)	$(19.3)

GAAP Adjustment	(0.5)	(1.1)	(1.8)	(21.7)

GAAP Operating Loss	$(5.3)	$(9.1)	$(21.0)	$(41.0)

NiSource Inc.
Segment Volumes and Statistical Data

	Three Months		Twelve Months
	Ended December 31,		Ended December 31,
Gas Distribution Operations	2006	2005	2006	2005

Sales and Transportation (MMDth)
Residential	79.3	92.9	241.8	289.1
Commercial	49.6	51.7	163.9	176.0
Industrial	92.9	93.9	365.4	375.8
Off System	13.7	5.0	54.9	22.6
Other	0.3	0.3	0.9	0.9

Total	235.8	243.8	826.9	864.4

Weather Adjustment	13.6	(6.2)	50.9	(8.9)

Sales and Transportation Volumes — Excluding Weather	249.4	237.6	877.8	855.5

Heating Degree Days	1,595	1,854	4,347	5,035
Normal Heating Degree Days	1,768	1,771	4,933	4,939
% Colder (Warmer) than Normal	(10%)	5%	(12%)	2%

Customers
Residential			3,074,115	3,059,783
Commercial			292,566	292,232
Industrial			8,268	8,445
Other			73	59

Total			3,375,022	3,360,519

	Three Months		Twelve Months
	Ended December 31,		Ended December 31,
Gas Transmission and Storage Operations	2006	2005	2006	2005

Throughput (MMDth)
Columbia Transmission
Market Area	263.1	275.7	932.1	983.9
Columbia Gulf
Mainline	135.8	119.5	533.5	521.6
Short-haul	46.1	17.6	129.9	86.3
Columbia Pipeline Deep Water	1.6	2.1	8.3	11.5
Crossroads Gas Pipeline	10.1	10.3	38.5	41.8
Granite State Pipeline	7.8	9.0	26.9	31.8
Intrasegment eliminations	(121.8)	(114.2)	(491.2)	(504.8)

Total	342.7	320.0	1,178.0	1,172.1

NiSource Inc.
Segment Volumes and Statistical Data (continued)

	Three Months		Twelve Months
	Ended December 31,		Ended December 31,
Electric Operations	2006	2005	2006	2005

Sales (Gigawatt Hours)
Residential	752.8	783.2	3,293.9	3,516.1
Commercial	934.7	928.3	3,855.7	3,893.0
Industrial	2,322.5	2,378.0	9,503.2	9,131.6
Wholesale	53.0	137.7	661.4	831.3
Other	35.2	32.2	114.1	115.0

Total	4,098.2	4,259.4	17,428.3	17,487.0

Weather Adjustment	6.7	(8.4)	148.3	(160.8)

Sales Volumes — Excluding Weather impacts	4,104.9	4,251.0	17,576.6	17,326.2

Cooling Degree Days			714	935
Normal Cooling Degree Days			803	803
% Warmer (Colder) than Normal			(11%)	16%

Electric Customers
Residential			398,349	395,849
Commercial			52,106	51,261
Industrial			2,509	2,515
Wholesale			5	7
Other			759	765

Total			453,728	450,397

NiSource Inc.
Schedule 1 — Reconciliation of Net Operating Earnings to GAAP

	Three Months		Twelve Months
	Ended December 31,		Ended December 31,
(in millions, except per share amounts)	2006	2005	2006	2005

Net Operating Earnings from Continuing Operations	$116.9	$123.3	$388.5	$375.9

Items excluded from operating earnings:
Net Revenues:
Weather — compared to normal	(21.0)	9.2	(83.1)	27.0
Gas costs and other changes	8.3	12.1	8.3	13.3
Third party buyout of bankruptcy claim	—	—	—	8.9

Operating Expenses:
Restructuring, transition and consulting charges (outsourcing initiative)	(0.5)	(12.6)	(12.3)	(82.8)
Insurance recoveries, legal and reserve changes	(0.8)	1.4	(0.8)	(3.0)
BP contract revision	(17.0)	—	(17.0)	—
Asset impairment	—	—	(4.7)	(21.8)
Loss on sales of assets	(0.4)	(1.8)	0.6	(0.4)
Property and sales tax adjustments	—	—	—	8.1

Loss on Equity Earnings	(13.0)	—	(13.0)	—

Total items excluded from operating earnings	(44.4)	8.3	(122.0)	(50.7)

Loss on early extinguishment of long-term debt	—	(108.6)	—	(108.6)

Loss on early redemption of preferred stock	—	—	(0.7)	—

Tax effect of above items and other income tax adjustments	19.9	49.9	47.7	67.5

Reported Income from Continuing Operations — GAAP	$92.4	$72.9	$313.5	$284.1

Basic Average Common Shares Outstanding (millions)	272.9	271.9	272.6	271.3

Basic Net Operating Earnings Per Share ($)	0.43	0.45	1.43	1.38

Items excluded from net operating earnings (after-tax)	(0.09)	(0.18)	(0.28)	(0.33)

GAAP Basic Earnings Per Share from Continuing Operations	0.34	0.27	1.15	1.05

NiSource Inc.
Schedule 2 — Quarterly Adjustments by Segment from Operating Earnings to GAAP
For Quarter ended December 31, 2006

2006 (in millions)
	Gas	Transmission
	Distribution	and Storage	Electric	Other	Corporate	Total

Operating Earnings (Loss)	142.4	96.4	63.0	(9.4)	(4.8)	$287.6

Net Revenues:
Weather (compared to normal)	$(20.5)	$—	$(0.5)	$—	$—	$(21.0)
Gas costs and other changes	—	—	8.3	—	—	8.3

Total Impact — Net Revenues	(20.5)	—	7.8	—	—	(12.7)

Operating Expenses:
Operation and Maintenance Expenses —
Restructuring, transition and consulting charges (outsourcing initiative)	(0.3)	—	(0.1)	—	(0.1)	(0.5)
Insurance recoveries, legal and reserve changes	—	(0.8)	—	—	—	(0.8)
BP contract revision	—	—	—	(17.0)	—	(17.0)

Loss on Sale of Assets	—	—	—	—	(0.4)	(0.4)

Total Impact — Operating Expenses	(0.3)	(0.8)	(0.1)	(17.0)	(0.5)	(18.7)

Loss on Equity Earnings	—	(13.0)	—	—	—	(13.0)

Total Impact — Operating Income (Loss)	$(20.8)	$(13.8)	$7.7	$(17.0)	$(0.5)	$(44.4)

Operating Income (Loss) — GAAP	$121.6	$82.6	$70.7	$(26.4)	$(5.3)	$243.2

2005 (in millions)
	Gas	Transmission
	Distribution	and Storage	Electric	Other	Corporate	Total

Operating Earnings (Loss)	146.6	97.3	57.5	0.9	(8.0)	$294.3

Net Revenues:
Weather (compared to normal)	$8.5	$—	$0.7	$—	$—	$9.2
Gas costs and other changes	12.1	—	—	—	—	12.1

Total Impact — Net Revenues	20.6	—	0.7	—	—	21.3

Operating Expenses:
Operation and Maintenance Expenses —
Restructuring, transition and consulting charges (outsourcing initiative)	(8.0)	(1.6)	(1.7)	(0.2)	(1.1)	(12.6)
Insurance recoveries, legal and other reserves	—	—	—	1.4	—	1.4
(Loss) Gain on Sale of Assets	(2.0)	0.2	—	—	—	(1.8)

Total Impact — Operating Expenses	(10.0)	(1.4)	(1.7)	1.2	(1.1)	(13.0)

Total Impact — Operating Income (Loss)	$10.6	$(1.4)	$(1.0)	$1.2	$(1.1)	$8.3

Operating Income (Loss) — GAAP	$157.2	$95.9	$56.5	$2.1	$(9.1)	$302.6

NiSource Inc.
Schedule 2 — Year-to-Date Adjustments by Segment from Operating Earnings to GAAP
For Twelve Months ended December 31, 2006

2006 (in millions)
	Gas	Transmission
	Distribution	and Storage	Electric	Other	Corporate	Total

Operating Earnings (Loss)	373.8	357.6	314.1	(24.3)	(19.2)	$1,002.0

Net Revenues:
Weather (compared to normal)	$(73.0)	$—	$(10.1)	$—	$—	$(83.1)
Gas costs and other changes	—	—	8.3	—	—	8.3

Total Impact — Net Revenues	(73.0)	—	(1.8)	—	—	(74.8)

Operating Expenses:
Operation and Maintenance
Expenses —
Restructuring, transition and consulting charges (outsourcing initiative)	(8.5)	(1.4)	(1.5)	(0.1)	(0.8)	(12.3)
Insurance recoveries, legal and reserve changes	—	(0.8)	—	—	—	(0.8)
BP contract revision	—	—	—	(17.0)	—	(17.0)

Asset Impairment	(2.6)	(1.1)	(0.4)	—	(0.6)	(4.7)
(Loss) Gain on Sale of Assets	0.3	(0.5)	—	1.2	(0.4)	0.6

Total Impact — Operating Expenses	(10.8)	(3.8)	(1.9)	(15.9)	(1.8)	(34.2)

Loss on Equity Earnings	—	(13.0)	—	—	—	(13.0)

Total Impact — Operating Income (Loss)	$(83.8)	$(16.8)	$(3.7)	$(15.9)	$(1.8)	$(122.0)

Operating Income (Loss) — GAAP	$290.0	$340.8	$310.4	$(40.2)	$(21.0)	$880.0

2005 (in millions)
	Gas	Transmission
	Distribution	and Storage	Electric	Other	Corporate	Total

Operating Earnings (Loss)	394.2	349.6	292.1	(13.3)	(19.3)	$1,003.3

Net Revenues:
Weather (compared to normal)	$15.9	$—	$11.1	$—	$—	$27.0
Gas costs and other changes	14.6	—	(1.3)	—	—	13.3
Third party buyout of bankruptcy claim	—	8.9	—	—	—	8.9

Total Impact — Net Revenues	30.5	8.9	9.8	—	—	49.2

Operating Expenses:
Operation and Maintenance Expenses —
Restructuring, transition and consulting charges (outsourcing initiative)	(49.4)	(12.8)	(8.4)	(1.4)	(10.8)	(82.8)
Insurance recoveries, legal and other reserves	(0.4)	(1.5)	(2.9)	1.8	—	(3.0)

Asset Impairment	(10.9)	—	—	—	(10.9)	(21.8)
(Loss) Gain on Sale of Assets	(1.6)	0.2	0.4	0.6	—	(0.4)
Property and Sales tax adjustments	5.8	—	2.3	—	—	8.1

Total Impact — Operating Expenses	(56.5)	(14.1)	(8.6)	1.0	(21.7)	(99.9)

Total Impact — Operating Income (Loss)	$(26.0)	$(5.2)	$1.2	$1.0	$(21.7)	$(50.7)

Operating Income (Loss) — GAAP	$368.2	$344.4	$293.3	$(12.3)	$(41.0)	$952.6

NiSource Inc.
Income Statement (GAAP)
(unaudited)

	Three Months		Twelve Months
	Ended December 31,		Ended December 31,
(in millions, except per share amounts)	2006	2005	2006	2005

Net Revenues
Gas Distribution	$1,192.9	$1,732.0	$4,189.3	$4,600.4
Gas Transportation and Storage	289.4	279.0	1,033.2	1,000.0
Electric	314.2	302.0	1,299.2	1,248.6
Other	253.1	381.0	968.3	1,046.8

Gross Revenues	2,049.6	2,694.0	7,490.0	7,895.8
Cost of Sales (excluding depreciation and amortization)	1,178.4	1,820.3	4,365.4	4,749.2

Total Net Revenues	871.2	873.7	3,124.6	3,146.6

Operating Expenses
Operation and maintenance	399.8	345.8	1,389.5	1,326.5
Depreciation and amortization	137.9	137.5	549.2	544.2
Impairment and loss on sale of assets	0.4	1.7	4.1	22.2
Other taxes	76.8	86.2	289.5	301.3

Total Operating Expenses	614.9	571.2	2,232.3	2,194.2

Equity Earnings (Loss) in Unconsolidated Affiliates	(13.1)	0.1	(12.3)	0.2

Operating Income	243.2	302.6	880.0	952.6

Other Income (Deductions)
Interest expense, net	(102.5)	(108.2)	(387.4)	(420.1)
Dividend requirement on preferred stock of subsidiaries	—	(1.0)	(1.1)	(4.2)
Other, net	0.4	7.6	(6.5)	14.0
Loss on early extinguishment of long-term debt	—	(108.6)	(0.7)	(108.6)

Total Other Income (Deductions)	(102.1)	(210.2)	(395.7)	(518.9)

Income From Continuing Operations Before Income Taxes and Cumulative Effect of Change in Accounting Principle	141.1	92.4	484.3	433.7
Income Taxes	48.7	19.5	170.8	149.6

Income From Continuing Operations Before Cumulative Effect of Change in Accounting Principle	92.4	72.9	313.5	284.1

Loss from Discontinued Operations — net of taxes	(29.5)	(0.3)	(31.7)	(20.8)
Gain (Loss) on Disposition of Discontinued Operations — net of taxes	(0.4)	(4.3)	—	43.5

Income Before Change in Accounting Principle	62.5	68.3	281.8	306.8

Cumulative Effect of Change in Accounting Principle — net of taxes	—	(0.3)	0.4	(0.3)

Net Income	$62.5	$68.0	$282.2	$306.5

Basic Earnings Per Share ($)
Continuing operations	0.34	0.27	1.15	$1.05
Discontinued operations	(0.11)	(0.02)	(0.11)	0.08

Basic Earnings Per Share	0.23	0.25	1.04	1.13

Diluted Earnings Per Share ($)
Continuing operations	0.33	0.27	1.14	$1.04
Discontinued operations	(0.11)	(0.02)	(0.11)	0.08

Diluted Earnings Per Share	0.22	0.25	1.03	1.12

Dividends Declared Per Common Share ($)	0.23	0.23	0.92	$0.92

Basic Average Common Shares Outstanding (millions)	272.9	271.9	272.6	271.3
Diluted Average Common Shares (millions)	274.0	273.5	273.4	273.0

NiSource Inc.
Consolidated Balance Sheets
(unaudited)

As of December 31, (in millions)	2006	2005

ASSETS
Property, Plant and Equipment
Utility Plant	$17,194.9	$16,684.4
Accumulated depreciation and amortization	(7,850.0)	(7,556.8)

Net utility plant	9,344.9	9,127.6

Other property, at cost, less accumulated depreciation	349.6	426.7

Net Property, Plant and Equipment	9,694.5	9,554.3

Investments and Other Assets
Assets of discontinued operations and assets held for sale	43.0	34.6
Unconsolidated affiliates	59.6	75.0
Other investments	116.1	114.2

Total Investments	218.7	223.8

Current Assets
Cash and cash equivalents	33.1	69.4
Restricted cash	142.5	33.9
Accounts receivable (less reserve of $42.1 and $67.9, respectively)	866.3	1,254.6
Gas inventory	550.5	526.9
Underrecovered gas and fuel costs	163.2	421.8
Materials and supplies, at average cost	89.0	72.0
Electric production fuel, at average cost	63.9	24.9
Price risk management assets	237.7	183.1
Exchange gas receivable	252.3	169.8
Regulatory assets	272.7	195.0
Prepayments and other	111.7	109.3

Total Current Assets	2,782.9	3,060.7

Other Assets
Price risk management assets	49.9	192.9
Regulatory assets	1,127.3	586.3
Goodwill	3,677.3	3,677.3
Intangible assets	435.7	495.8
Deferred charges and other	170.2	167.4

Total Other Assets	5,460.4	5,119.7

Total Assets	$18,156.5	$17,958.5

NiSource Inc.
Consolidated Balance Sheets (continued)
(unaudited)

As of December 31, (in millions, except share amounts)	2006	2005

CAPITALIZATION AND LIABILITIES
Capitalization
Common stock equity
Common stock — $0.01 par value, 400,000,000 shares authorized; 273,654,180 and 272,622,905 shares issued and outstanding, respectively	$2.7	$2.7
Additional paid-in-capital	3,998.3	3,969.4
Retained earnings	1,012.9	981.6
Accumulated other comprehensive income (loss)	20.9	(5.6)
Treasury stock	(21.2)	(15.1)

Total common stock equity	5,013.6	4,933.0
Preferred stocks—Series without mandatory redemption provisions	—	81.1
Long-term debt, excluding amounts due within one year	5,146.2	5,271.2

Total Capitalization	10,159.8	10,285.3

Current Liabilities
Current portion of long-term debt	93.3	440.7
Short-term borrowings	1,193.0	898.0
Accounts payable	713.1	866.7
Dividends declared on common and preferred stocks	—	1.1
Customer deposits	108.4	101.9
Taxes accrued	196.0	217.5
Interest accrued	107.1	86.2
Overrecovered gas and fuel costs	126.7	25.8
Price risk management liabilities	259.4	72.3
Exchange gas payable	396.6	425.2
Deferred revenue	55.9	51.3
Regulatory liabilities	40.7	46.3
Accrued liability for postretirement and postemployment benefits	4.7	61.1
Other accruals	526.3	549.1

Total Current Liabilities	3,821.2	3,843.2

Other Liabilities and Deferred Credits
Price risk management liabilities	38.2	22.2
Deferred income taxes	1,553.7	1,591.9
Deferred investment tax credits	61.5	69.9
Deferred credits	119.3	81.1
Deferred revenue	21.9	60.4
Accrued liability for postretirement and postemployment benefits	799.5	511.0
Liabilities of discontinued operations and liabilities held for sale	11.9	—
Regulatory liabilities and other removal costs	1,253.8	1,196.2
Asset retirement obligations	131.6	119.8
Other noncurrent liabilities	184.1	177.5

Total Other Liabilities and Deferred Credits	4,175.5	3,830.0

Commitments and Contingencies	—	—

Total Capitalization and Liabilities	$18,156.5	$17,958.5

NiSource Inc.
Other Information
(unaudited)

As of December 31, (in millions, except share amounts)	2006	2005

Total Common Stock Equity	$5,013.6	$4,933.0

Shares Outstanding (thousands)	273,654	272,623

Book Value of Common Shares	$18.32	$18.09

NiSource Inc.
Statements of Consolidated Cash Flow
(unaudited)

Twelve Months Ended December 31, (in millions)	2006	2005

Operating Activities
Net income	$282.2	$306.5
Adjustments to reconcile net income to net cash from continuing operations:
Loss on early redemption of preferred stock	0.7	—
Loss on early extinguishment of debt	—	108.6
Depreciation and amortization	549.2	544.2
Net changes in price risk management assets and liabilities	(10.9)	(41.0)
Deferred income taxes and investment tax credits	(113.4)	(16.7)
Deferred revenue	(34.0)	(6.6)
Stock compensation expense	6.9	6.8
Loss (Gain) on sale of assets	(1.1)	0.4
Loss on impairment of assets	5.2	21.8
Cumulative effect of change in accounting principle, net of taxes	(0.4)	0.3
Loss (Income) from unconsolidated affiliates	8.4	(4.7)
Gain on sale of discontinued operations	—	(43.5)
Loss from discontinued operations	31.7	20.8
Amortization of discount/premium on debt	7.7	17.5
AFUDC	(2.0)	(3.2)
Changes in assets and liabilities:
Accounts receivable	407.7	(358.9)
Inventories	(71.7)	(71.1)
Accounts payable	(176.4)	205.7
Customer deposits	6.4	9.7
Taxes accrued	(29.9)	21.3
Interest accrued	20.9	6.3
(Under) Overrecovered gas and fuel costs	359.5	(117.6)
Exchange gas receivable/payable	(111.2)	88.0
Other accruals	11.9	19.9
Prepayments and other current assets	(2.8)	(13.2)
Regulatory assets/liabilities	42.4	(45.7)
Postretirement and postemployment benefits	(65.8)	50.1
Deferred credits	8.7	6.7
Deferred charges and other noncurrent assets	18.4	(2.8)
Other noncurrent liabilities	5.8	20.1

Net Operating Activities from Continuing Operations	1,154.1	729.7
Net Operating Activities from or (used for) Discontinued Operations	4.8	(17.4)

Net Cash Flows from Operating Activities	1,158.9	712.3

Investing Activities
Capital expenditures	(640.1)	(590.4)
Proceeds from disposition of assets	21.6	7.5
Restricted cash	(114.3)	28.1
Other investing activities	(2.4)	(17.2)

Net Investing Activities used for Continuing Operations	(735.2)	(572.0)
Net Investing Activities used for Discontinued Operations	—	(0.1)

Net Cash Flows used for Investing Activities	(735.2)	(572.1)

Financing Activities
Issuance of long-term debt	0.9	1,907.9
Retirement of long-term debt	(438.7)	(2,372.5)
Premium on debt retirement	—	(14.2)
Change in short-term debt	295.0	590.4
Retirement of preferred stock	(81.1)	—
Issuance of common stock	21.9	40.0
Acquisition of treasury stock	(6.0)	(1.6)
Dividends paid — common stock	(252.0)	(250.3)

Net Cash Flows (used for) or from Financing Activities	(460.0)	(100.3)

Increase (Decrease) in cash and cash equivalents	(36.3)	39.9
Cash and cash equivalents at beginning of year	69.4	29.5

Cash and cash equivalents at end of period	$33.1	$69.4

Supplemental Disclosures of Cash Flow Information
Cash paid for interest	$370.0	$404.5
Interest capitalized	11.1	3.2
Cash paid for income taxes	288.2	101.4